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                                                                      EXHIBIT 11

                           TRANSCEND SERVICES, INC.
                      COMPUTATIONS OF EARNINGS PER SHARE
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


                                              1994         1995         1996
                                           -----------  -----------  -----------

Loss from continuing operations..........  (1,359,000)  (3,721,000)  (5,569,000)
Loss from discontinued operations........          --     (479,000)  (1,582,000)
                                           ----------   ----------   ----------
Net Loss.................................  (1,359,000)  (4,200,000)  (7,151,000)
                                           ==========   ==========   ==========

Weighted Average Shares Outstanding (2)..   9,963,000   18,017,000   18,908,000

Net loss per common share:
 Loss from continuing operations.........      ($0.14)      ($0.20)      ($0.30)
 Loss from discontinued operations.......          --       ($0.03)      ($0.08)
                                           ----------   ----------   ----------
Net Loss.................................      ($0.14)      ($0.23)      ($0.38)
                                           ==========   ==========   ==========

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(2)  In 1994, 1995 and 1996, the common stock equivalents related to stock options were not included in the computation due to there being an antidilutive effect.